UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 18, 2011
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
14400 North 87th Street
Scottsdale, Arizona 85260-3649
(Address of principal executive offices including zip code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 18, 2011, JDA Software Group, Inc. (the “Company”) entered into a credit agreement with Wells Fargo Capital Finance, LLC and certain other lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for cash borrowings and letters of credit under a $100 million senior secured revolving credit facility, the proceeds of which the Company may use for working capital and other general corporate purposes. Loans under the Credit Agreement will mature on September 15, 2014, subject to extension under certain circumstances. To date, the Company has not borrowed any amount under the Credit Agreement.
     Interest will accrue on outstanding loans under the Credit Agreement at a floating rate based on, at the Company’s election, (i) LIBOR (subject to reserve requirements) or (ii) the greatest of (a) the Federal Funds Rate plus 1/2%, (b) three-month LIBOR plus 1% and (c) Wells Fargo Bank, National Association’s prime rate (such greatest rate, the “Base Rate”), in each case, plus an applicable margin. The initial applicable margins with respect to LIBOR-based loans and Base Rate loans are 2.25% and 1.25%, respectively, and may increase or decrease based on the Company’s total leverage ratio.
     The Company’s obligations under the Credit Agreement are secured by a first priority lien on substantially all of the assets of the Company and the guarantors, which include the Company’s material domestic subsidiaries. The Credit Agreement includes customary limitations on the Company’s ability to, among other things, incur debt, grant liens, make acquisitions and other investments, make certain restricted payments such as dividend payments, dispose of assets or undergo a change of control. The Credit Agreement also requires the Company to maintain a minimum fixed charge ratio, a maximum total leverage ratio and, under certain circumstances, a minimum liquidity requirement.
     The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2011.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
     The information in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDA SOFTWARE GROUP, INC.
Date: March 22, 2011	By:	/s/ Peter S. Hathaway
Peter S. Hathaway
Executive Vice President and Chief Financial Officer